EXHIBIT 99.1

MISTRAS GROUP ANNOUNCES
CHANGES IN LEADERSHIP

PRINCETON JUNCTION, N.J. - AUGUST, 2017 - MISTRAS Group, Inc. (MG: NYSE) announced that its Board of Directors appointed Dennis Bertolotti as its President and Chief Executive Officer (CEO), effective August 10, 2017, succeeding MISTRAS founder and Chairman, Dr. Sotirios Vahaviolos. Dr. Vahaviolos will remain active in the business as Executive Chairman, focusing on strategy and technology, and will continue to lead the Board of Directors. Mr. Bertolotti has also been elected to serve on the MISTRAS Board of Directors commencing August 10, 2017.
Mr. Bertolotti joined MISTRAS in 2003, when MISTRAS acquired Conam Inspection, where Bertolotti served as a Vice President, and has served in various leadership and executive roles since then, including President of the MISTRAS Services segment and most recently serving as President and Chief Operating Officer of MISTRAS Group. Mr. Bertolotti has over 30 years of experience in the inspection and non-destructive testing industry, and prior to moving into management and executive positions, held several high-level certifications from the American Society for Nondestructive Testing and the American Petroleum Institute.
The MISTRAS Board also elevated Jonathan Wolk to the position of Senior Executive Vice President and Chief Operating Officer, also effective August 10. Mr. Wolk will continue serving as the Company’s Chief Financial Officer (CFO) until a new CFO is appointed.
Mr. Wolk joined MISTRAS as Executive Vice President and CFO in November 2013 and became Senior Executive Vice President in 2016. Prior to joining MISTRAS, Mr. Wolk served as Senior Vice President and CFO for American Woodmark for almost 10 years, and served in various executive and management positions before then.
Dr. Vahaviolos stated that, “The appointment of Dennis Bertolotti as CEO is part of a succession plan that the Board and I have been working on for several years. Dennis has proven he is well-suited to take on the role of CEO. The past few years have been very challenging for the inspection and asset integrity industry, particularly in the oil and gas sector. Dennis’ leadership, knowledge of MISTRAS’ business, operations and industry, and his strategic vision are key reasons MISTRAS has remained profitable during these difficult times. MISTRAS and its shareholders are fortunate to have someone as talented as Dennis as our new CEO and I look forward to continuing to work closely with him.”
Dr. Vahaviolos added, “Jon Wolk has done an excellent job in his four years at MISTRAS to improve financial and operating performance and profitability, continue to strengthen our balance sheet, and make our operations and processes much more efficient and cost-effective. Jon has been a great addition to our leadership team from the first day he joined MISTRAS, and like Dennis, has demonstrated the ability to lead and succeed during challenging times in our industry.”
Mr. Bertolotti added, “I am honored to have been selected by Sotirios and the Board to succeed Sotirios, who founded MISTRAS nearly 40 years ago and has led the Company from its founding to the successful public company it is today. Sotirios has been an incredible mentor to me and to our entire team. Our success to date is a reflection of his vision and persistence to always put the Company and its customers first and I will continue to follow his example.” Bertolotti added, “With the support of Sotirios, Jon and the rest of the MISTRAS leadership team, I look forward to continuing to build on our mission of being the leading one source provider for asset protection solutions, not only non-destructive testing, but also for mechanical, engineering, software and other value-added services and products.”
About MISTRAS Group, Inc.
MISTRAS is a leading “one source” global provider of technology-enabled asset protection solutions used to evaluate the structural integrity of critical energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with asset life extension, improved productivity and profitability, compliance with government safety and environmental regulations, and enhanced risk management operational decisions.
MISTRAS uniquely combines its industry-leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity (MI) and non-destructive testing (NDT) services; destructive testing (DT) services; process and fixed asset engineering and consulting services; and its world class enterprise inspection data management and analysis software (PCMS™) to provide comprehensive and competitive products, systems and services solutions from a single source provider.
For more information, please visit the company's website at http://www.MISTRASgroup.com or contact Nestor S. Makarigakis, Group Director, Marketing Communications at marcom@MISTRASgroup.com.